Exhibit 10.23

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is being entered into between EveryWare Global, Inc. (“EVERYWARE”) and Andrew Church (the “Executive”) as of this 21 day of August 2012. For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, EVERYWARE and Executive (sometimes hereafter referred to as the “parties”) agree as follows:

1. Title, Duties and Place of Work. Executive will serve as the Executive Vice President and Chief Financial Officer of EVERYWARE. Executive shall perform the duties customarily performed by persons with similar positions in similar companies, in all respects as directed by the Chief Executive Officer and the Board of Directors of EVERYWARE (“Board of Directors”). Executive shall report to EVERYWARE’s Chief Executive Officer, Executive shall serve EVERYWARE faithfully and to the best of his ability and shall not, without the prior written consent of EVERYWARE engage, whether directly or indirectly or for or without compensation, in any other business, directorships, trusteeships or employment with any organization other than EVERYWARE. To the extent Executive seeks to hold a position on the board of a non-profit organization, Executive shall not be required to seek the prior written consent of EVERYWARE. Executive’s normal place of work will be Oneida, New York, and the Executive will not be required to relocate to another location outside of a 50 mile radius of Oneida, New York. For clarity, the Executive will not be required to relocate to Lancaster, Ohio.

2. Term. Executive’s employment with EVERYWARE under this Agreement shall continue until terminated by either party in accordance with Paragraph 4 below.

3. Compensation and Benefits.

(a) Salary. During Executive’s employment, EVERYWARE shall pay Executive an annual base salary of not less than USD $375,000 (“Base Salary”). Executive’s Base Salary shall be paid in accordance with EVERYWARE’s usual payroll practices and policies, may be administered by an affiliate or subsidiary of EVERYWARE as applicable, and shall be less standard deductions for all appropriate employment-related taxes. Executive shall be eligible for merit and market-based increases in accordance with company policy, to be determined at least once annually, as may be determined in the sole discretion of the Chief Executive Officer and the Board of Directors.

(b) Bonus. Executive shall be eligible for an annual bonus up to 100% of his Base Salary (“Bonus”) based upon: (a) achievement of EVERYWARE’s annual Investor basis EBITDA budget approved by the Board of Directors (80% of Bonus potential); and (b) achievement of personal goals and objectives as determined by the Chief Executive Officer and the Board of Directors (20% of Bonus potential). Notwithstanding the foregoing, in the event EVERYWARE adopts a comprehensive bonus plan for executives, including Executive, the determination and calculation of the Bonus will be subject to the bonus plan. Executive must be actively employed with EVERYWARE or its affiliates on December 31 of each calendar year corresponding to a Bonus period in order to be eligible for the Bonus described in this paragraph.

(c) Benefits. During Executive’s employment, Executive shall be entitled to the benefits specifically described herein and shall be eligible for all benefits provided to other EVERYWARE executive employees provided that Executive qualifies for such benefits. Any and all benefits offered by EVERYWARE may be supplemented, discontinued, or changed from time to time at EVERYWARE’s sole discretion and in accordance with EVERYWARE’s policies and practices. Subject to EVERYWARE’s policies and procedures, the Executive will be eligible for 20 days paid vacation every calendar year that Executive is fully-employed during the Agreement, and is entitled to be paid for all holidays and other nonworking days consistent with the EVERYWARE’s recognized holiday and paid time off policies.

(d) Equity.

(i) Executive shall be entitled to a stock option grant of EVERYWARE’s Class B Common Stock (“Option Grant”), representing 1.4% of the issued and outstanding share capital of EVERYWARE on a fully-diluted basis, subject to approval from and at the fair market price established by the Board of Directors. The Option Grant is subject to the EveryWare, Inc. 2012 Stock Option Plan as it may be finally adjusted and approved by the Board of Directors. The Option Grant vests 20% each year, over five years with the initial 20% vesting on November 1, 2012 and 20% each additional year thereafter, further details of which will be included in the formal grant agreement.

(ii) Executive shall be entitled to a restricted stock grant of $100,000 (calculated at the fair market value as determined by the Board of Directors) of EVERYWARE Class B Common Stock subject to the approval of such grant by the Board of Directors to be effective upon such approval. Such stock grant will be subject to customary transfer restrictions and EVERYWARE buy-back rights based upon termination of employment. Any grant of equity under this Agreement will be treated as additional compensation for taxation purposes and will be subject to applicable withholding.

(e) Housing. Contained in the Letter Agreement between Andrew G. Church and Oneida Ltd. dated September 29, 2009 (“Former Contract”), the Executive had certain house guarantee provisions regarding his Cohasset, Massachusetts property and his Cazenovia, New York property, which Executive hereby waives in full except as described below, With respect to the Cohasset, Massachusetts property Rental Protection Level described in Section 6(c) of the Former Contract, Executive shall remain entitled to such Rental Protection Level benefit. With respect to the sale price protection guarantee for the Cazenovia, New York property, Executive hereby waives such benefit effective as of the earlier of the two year anniversary of this Agreement or a Change in Control of EVERYWARE. A “Change in Control” shall mean the dissolution or liquidation of EVERYWARE or a merger, consolidation, or reorganization of the EVERYWARE with one or more other entities in which EVERYWARE is not the surviving entity, (ii) a sale of substantially all of the assets of EVERYWARE to another entity, or (iii) any transaction (including without limitation a merger or reorganization in which EVERYWARE is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates of EVERYWARE) owning 50% or more of the combined voting power of all classes of stock of EVERYWARE.

(f) Car Allowance. The Executive shall be entitled to a car allowance payment of $1,000 monthly from the effective date of the Agreement through the earlier of the two year anniversary of this Agreement or a Change in Control. The car allowance payment will not be subject to tax withholding or deductions and will be an amount such that, after payment of required taxes on the car allowance, EVERYWARE will pay to the Executive such additional amounts as are necessary to ensure the full amount that the Executive would have received but for the deduction or withholding.

4. Termination. Notwithstanding anything herein to the contrary, Executive’s employment under this Agreement shall terminate upon occurrence of any of the following:

(a) By EVERYWARE.

(i) EVERYWARE may terminate Executive’s employment at any time for any reason, with or without Cause and with or without notice. If EVERYWARE terminates Executive’s employment without Cause at any time, then Executive shall be entitled to the severance amount defined and set forth in Paragraph 5 below (“Severance”). If EVERYWARE terminates Executive’s employment with Cause at any time, he shall not be entitled to any Severance or Bonus, but he shall be entitled to base compensation and benefits through the date of termination and payment of all accrued but unused vacation through the termination date.

(ii) As used herein, “Cause” shall mean (aa) Executive engages in illegal conduct, gross misconduct, gross negligence, or any breach of fiduciary duty; (bb) Executive’s conviction of, or plea of nolo contendre to, a felony or other crime involving moral turpitude, the misappropriation of funds or material misappropriation of other property of the EVERYWARE or any of subsidiaries, the attempt to willfully obtain any personal profit from any transaction which is adverse to the interests of the EVERYWARE or any of its subsidiaries and in which EVERYWARE or any of its subsidiaries has an interest or any other act of fraud or embezzlement against the company, any of its subsidiaries or any of its customers or suppliers, or any willful perpetration of a common law fraud; or (cc) Executive’s willful and continued failure or refusal to substantially perform his duties with EVERYWARE, or such conduct, which in the opinion of the Board of Directors has or will bring harm to EVERYWARE’s reputation and/or current or future business; (dd) a serious or persistent breach of this Agreement by Executive; (ee) any intentional act or intentional omission aiding or abetting a competitor, supplier or customer of EVERYWARE or any of its subsidiaries to the material disadvantage or detriment of EVERYWARE and its subsidiaries; and (ff) a material violation of EVERYWARE’s policies. With respect to subsections (cc), (dd) and (ff) above, the Executive shall be notified in writing (including via email) of any alleged failure, breach or violation, such notice shall specify in reasonable detail the facts and circumstances claimed to constitute Cause under subsections (cc), (dd) or (ff) as applicable and the Executive shall be given at least thirty calendar days to remedy or cure any failure, breach or violation; provided however, that during the Term of this Agreement, the Executive shall be given only two opportunities to remedy or cure alleged failures, breaches or violations under subsections (cc), (dd) and (ff).

(b) By Executive.

(i) Executive may terminate his employment at any time for any reason, with or without a good or important reason and with or without notice. In the event of such a termination, Executive shall not be entitled to any Severance or Bonus, but he shall be entitled to base compensation through the date of termination and payment for all accrue but unused vacation through the termination date.

(c) Upon Death or Disability.

The Executive’s employment shall terminate upon death or because of disability. For purposes of this paragraph, disability shall occur if the Executive has been unable, by reason of illness or injury, to perform his normal duties on behalf of EVERYWARE on a full time basis for a period of 90 days, whether or not consecutive, within the preceding 360-day period, or the Executive has received disability benefits for permanent and total disability under any long-term disability income policy held by or on behalf of the Executive. If Executive’s employment is terminated under this paragraph, EVERYWARE shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation and benefits that would otherwise be payable to him under Paragraph 3 hereof up to the date the termination of his employment occurs. However, any Bonus, assuming the attainment of the goals set forth, for the fiscal year in which termination occurs because of death or disability will be pro-rated based on his length of service with EVERYWARE in that year.

5. Severance. In the event Executive is eligible for Severance on or before the first anniversary of this Agreement, EVERYWARE shall pay Executive subject to the foregoing, an amount equal to twelve months of his Base Salary in effect at the time of his termination. In the event Executive is eligible for Severance after the first anniversary and before the second anniversary of this Agreement, EVERYWARE shall pay Executive subject to the foregoing, an amount equal to nine months of his Base Salary in effect at the time of his termination. In the event Executive is eligible for Severance after the second anniversary of this Agreement or after a Change in Control event at any time during this Agreement, EVERYWARE shall pay Executive an amount equal to six months of his Base Salary in effect at the time of his termination. In the event Executive is eligible for Severance, Executive’s medical benefits will continue throughout the applicable Severance period. The parties acknowledge and agree that payment of any Severance under this Paragraph 5 shall be contingent upon the Executive signing a Release of Claims (the “Release”) in a form acceptable to EVERYWARE within 60 days following such termination and Executive’s compliance with the terms of Paragraphs 6 and 7 hereof. This payment shall be made in bi-weekly payments in accordance with the company’s standard payroll practices and shall be reduced by standard deductions for federal, state, and local taxes as determined by EVERYWARE. The Executive acknowledges and agrees that the Severance is the maximum amount due and owing the Executive in the event he is terminated without Cause.

6. Proprietary and/or Confidential Information. Executive acknowledges that during his employment with EVERYWARE, he has had and will have access to trade secrets and other confidential and/or proprietary information (“Confidential Information”). Executive agrees that he shall continue to abide and be bound by the promises and obligations in all confidentiality agreements that he has or may have signed with EVERYWARE or its affiliates. In addition, Executive agrees that he will use his utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information, and that he shall not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information. Executive acknowledges that as used in this Agreement, Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing business for EVERYWARE, and technological innovations in any stage of development. “Confidential Information” also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of EVERYWARE. Such information is, and shall remain, the exclusive property of EVERYWARE, and Executive agrees that he shall promptly return all such information to EVERYWARE upon the termination of his employment or at any time as requested by the company.

7. Restrictive Covenants. During the period of time the Executive is employed by EVERYWARE and for a one year period thereafter (the “Restricted Period”), the Executive shall not, directly or indirectly, in any state of the United States or in Canada or Mexico (the “Prohibited Area”): (i) engage in or otherwise participate in any business which competes with EVERYWARE’s Business; or (ii) become a partner, shareholder, member, other owner or equity holder, principal, agent, trustee, employee, director, consultant, or creditor of any person or entity who engages or otherwise participates in any business which competes with EVERYWARE’s Business.

(a) During the Restricted Period, the Executive shall not, directly or indirectly, knowingly solicit or encourage to leave the employment of EVERYWARE, any employee of EVERYWARE.

(b) During the Restricted Period, the Executive shall not call on, or solicit any customer, supplier, independent contractor or other business relationship of EVERYWARE or any of its subsidiaries, in order to induce or attempt to induce such customer, supplier, independent contractor or other business relationship to cease doing business with EVERYWARE or any of its subsidiaries, or in any way materially interfere with the relationship between any customer, supplier, independent contractor or business relationship and EVERYWARE or any of its subsidiaries (including any disparaging statements about EVERYWARE or any of its subsidiaries).

(c) The Restricted Period shall be tolled during the period of any violation of this section by the Executive or any period when the Executive takes significant and material steps towards developing a business plan for a business that is in competition with EVERYWARE. EVERYWARE shall provide written notice to the Executive of any tolling of the Restricted Period.

(d) If the Executive breaches, or threatens to commit a breach of, any of the provisions contained in this section (the “Restrictive Covenants”), EVERYWARE shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to EVERYWARE under law or in equity:

(i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary, and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to EVERYWARE and that money damages will not provide adequate remedy to EVERYWARE.

(ii) The right and remedy to require the Executive to account for and pay over to EVERYWARE all compensation, profits, monies, accruals, increments of other benefits derived or received by the Executive as the result of any transaction constituting a breach of any of the Restrictive Covenants.

For purposes of this Agreement, “directly or indirectly” means for the Executive’s own account, or as a partner, shareholder, member, other owner or equity holder, principal, agent, trustee, employee, director or consultant, or as a creditor, or any other participation or interest. For the purposes of this Agreement, “EVERYWARE’s Business” means any business in which the company is engaged at the time of Executive’s termination, including, without limitation, the following: the manufacture, distribution or sale of any tabletop products, including without limitation, beverageware, buffetware, candle glass, cutlery, dinnerware, drinkware, flatware, floral glass, glassware, hollowware, kitchen accessories, kitchenware, mugs, serveware, spirits glass, stemware, storeageware, tabletop or home products.

The Executive acknowledges and agrees as follows: (a) the covenants set forth in Paragraphs 6 and 7 are reasonable in scope and essential to the preservation of the business; (b) EVERYWARE would not have entered into this Agreement without the covenants set forth in Paragraphs 6 and 7; and (c) the enforcement of such covenants will not preclude the Executive from being gainfully employed in such manner and to the extent necessary to provide the Executive with an acceptable standard of living.

8. Return of Property. Executive agrees that upon the termination of his employment for any reason, he will deliver to EVERYWARE the originals and all copies of all files, documents, papers, materials and other property of EVERYWARE or its affiliates relating to their affairs, which may then be in his possession or under his control. Executive may retain only personal correspondence and notes relating to the duties and responsibilities of his employment.

9. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns, and Executive’s heirs, executors and administrators.

10. Entire Agreement; Amendment. Except as contained herein, this Agreement contains the entire agreement between the parties relating to the subject matter of this

Agreement, and the parties expressly agree that this Agreement supersedes any employment or consulting contract Executive has or may have with EVERYWARE and any other Agreement between Executive and EVERYWARE, including the Former Contract together with any and all amendments thereto written or verbal. Each party acknowledges and agrees that in executing this Agreement they do not rely upon any oral representations or statements made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter of this Agreement. This Agreement may not be altered or amended except by an instrument in writing signed by both parties hereto.

11. Breaches or Violation. Executive acknowledges that any breach of this Agreement (including without limitation any breach of Paragraph 6) would cause EVERYWARE substantial irreparable injury. Executive agrees that in the event of any violation of this Agreement, in addition to any damages allowed by law, EVERYWARE shall be entitled to injunctive and/or other equitable relief.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York (excluding the choice of law rules thereof). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

13. Waiver. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

14. Assignment. This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.

15. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-

month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Paragraph 15 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

Andrew G. Church		EveryWare Global, Inc.

/s/ Andrew G. Church		/s/ Kerri Cárdenas Love

Date:	8-21-12	Date:	8/21/12

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